UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2022

John Marshall Bancorp, Inc.

(Exact name of registrant as specified in its charter)

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Virginia	001-41315	81-5424879
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1943 Isaac Newton Square, Suite 100

Reston, Virginia 20190

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (703) 584-0840

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class registered	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	JMSB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 22, 2022, John Marshall Bancorp Inc. (the “Company”), John Marshall Bank (the “Bank”), and Kent D. Carstater, Executive Vice President and Chief Financial Officer of the Company and the Bank, entered into an amended and restated employment agreement (the “Amended Employment Agreement”) that superseded his original employment agreement dated January 22, 2020.

The Amended Employment Agreement provides for a base salary of $335,000 that may be increased by the Company in its discretion, as well as eligibility for an annual bonus that may be awarded by the Company. Mr. Carstater is eligible to receive equity awards from the Company in such amounts and subject to such terms and conditions as the board of directors determines in its discretion. The Company pays an annual membership fee for concierge medical care on behalf of Mr. Carstater and he is eligible for any other benefits provided to the Company’s employees generally.

If Mr. Carstater dies during the term of the Amended Employment Agreement, Mr. Carstater’s spouse or his estate would be entitled to all compensation and benefits that Mr. Carstater would otherwise be entitled to receive through the date of his death. If Mr. Carstater is terminated due to his “incapacity” (as defined in the Amended Employment Agreement), he will be entitled to all compensation and benefits earned through the date of termination.

In the event of a termination of Mr. Carstater’s employment by the Company or the Bank without “cause” or by Mr. Carstater for “good reason” (as such terms are defined in the Amended Employment Agreement), Mr. Carstater would be entitled to receive all compensation and benefits earned through the date of termination and, subject to his timely execution and delivery of a general release that becomes effective and irrevocable, and to his continued compliance with certain noncompetition and nonsolicitation provisions in the Amended Employment Agreement, for a period of 12 months, his base salary in effect immediately preceding such termination, and payment of his health insurance premiums under COBRA, for a period of two years to the extent he is eligible for such benefits.

In the event of a termination of Mr. Carstater’s employment by the Company or the Bank without “cause” or by Mr. Carstater for “good reason,” in each case on the date of a “change of control” (as defined in the Amended Employment Agreement) or within two years thereafter, then Mr. Carstater would be entitled to receive all compensation and benefits earned through the date of termination and, subject to his timely execution and delivery of a general release that becomes effective and irrevocable, and to his continued compliance with certain noncompetition and nonsolicitation provisions in the Amended Employment Agreement, Mr. Carstater would be entitled to receive (i) a lump sum cash payment equal to 2.5 times the sum of (a) his base salary when the change of control occurs, plus (b) the average of the highest three years’ annual cash bonus earned with respect to the five complete fiscal-year periods immediately preceding the year in which the change of control occurs, with such lump sum payment to be made within 60 days following Executive’s termination of employment, and (ii) payment of his health insurance premiums under COBRA for a period of two years following his termination date.

Mr. Carstater’s Amended Employment Agreement contains post-employment noncompetition and nonsolicitation restrictions. Under such provisions, for a period of 12 months following the termination of his employment, Mr. Carstater is prohibited from providing duties that are the same as or substantially similar to those duties performed by him for the Company and the Bank during the last 12 months of employment within a 25 mile radius of the Bank’s (or successor’s) headquarters for a bank or other financial institution that provides products or services that are the same as or substantially similar to, and competitive with, any of the products or services provided by the Bank at the time employment ceases. Mr. Carstater has also agreed that, during such period, he will not, directly or indirectly, solicit the customers of the Company or the Bank with whom he had “material contact” (as defined in the Amended Employment Agreement) for the benefit of any other competitive business, and will not hire any person employed by the Company or the Bank during the 12 months preceding cessation of employment, or solicit for hire or encourage any such person to terminate employment with the Company or Bank, if the purpose is to compete with the Company or the Bank.

The Amended Employment Agreement provides that any incentive compensation that Mr. Carstater receives is subject to repayment to the Company to the extent required by law or under a clawback policy adopted by the Company.

The foregoing summary of the amendment is qualified in its entirety by reference to the Amended Employment Agreement, which is attached to this Current Report as Exhibit 10.1 and which is incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated as of August 22, 2022, by and among John Marshall Bancorp, Inc., John Marshall Bank, and Kent D. Carstater.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHN MARSHALL BANCORP, INC.

Date: August 26, 2022	By:	/s/ Kent D. Carstater
Kent D. Carstater Executive Vice President, Chief Financial Officer